pixxures™

online mapping services

WEBPIX™ PORTAL

DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made the 18 day of December, 2002,

BETWEEN: PIXXURES CANADA, INC., a company incorporated under the laws of Alberta and having an office at 200, 707 10th Avenue SW,

Calgary, Alberta, T2R 0B3

(hereinafter "Pixxures" )

AND: Strata Web Systems Ltd., a company incorporated under the laws of Alberta and having an office at 855, 700 4th Ave S.W., Calgary, Alberta, T2P 3J4 (hereinafter "DISTRIBUTOR" )

WHEREAS:

A DISTRIBUTOR has developed a software application and data system called the DISTRIBUTOR APPLICATION for use on computers, and defined in Schedule E;

B Pixxures has developed geographic spatial datasets & orthophoto imagery as defined in Schedule D as 'Data';

C DISTRIBUTOR and Pixxures are desirous of entering into a relationship whereby, among other things:

a). both DISTRIBUTOR and Pixxures will develop the DISTRIBUTOR APPLICATION and Data to integrate with each other to create a new module or component of functionality herein defined as "DISTRIBUTOR/Data";

b). DISTRIBUTOR will have non-exclusive right to market DISTRIBUTOR/Data within the bounds of the TERRITORY;

c). The Data distributed by Pixxures is a commercially viable dataset, which has already been and will continue to be used in the provision of services for their customers;

d). From the Effective Date, DISTRIBUTOR will provide all Administrative Services, sales and marketing, installations and customer support and customer training for DISTRIBUTOR/Data;

e). From the Effective Date, Pixxures will provide Data customer support, where required, and regular Data Updates as defined below.

D Pixxures and DISTRIBUTOR are desirous of documenting their agreement;

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.1 Definitions: In this Agreement, the following terms shall have the following meanings:

a). "DISTRIBUTOR Documentation" means all user manuals, handbooks, data forms, pocket guides, templates and any other documentation or material in printed form in relation to the DISTRIBUTOR APPLICATION, including any corrections or additions thereto or subsequent releases thereof;

b). "DISTRIBUTOR Related Materials" means all flow charts, diagrams, models, prototypes, designs, drawings, plans, reports, research or statistical results and other system documentation and other materials that are necessary for or facilitate the support, operation and maintenance of the DISTRIBUTOR APPLICATION;

c). "DISTRIBUTOR/Data" means Pixxures' Datasets and Imagery as integrated into the DISTRIBUTOR APPLICATION to create a new module or component of functionality;

d). "DISTRIBUTOR APPLICATION" means the software defined in Schedule "E";

e). "DISTRIBUTOR Updates" means the released software changes and data updates to the DISTRIBUTOR APPLICATION;

f). "Administrative Services" means providing the following administrative services:

(i) using reasonable best efforts to ensure that Customers execute a Software License Agreement (Schedule B);

(ii) invoicing Customers for all license, maintenance and subscription service fees in relation to DISTRIBUTOR/Data;

(iii) using reasonable best efforts to collect all Gross Revenues from Customers in relation to DISTRIBUTOR/Data;

(iv) receiving the net Revenues to which Pixxures is entitled in trust;

(v) remitting to Pixxures all net Revenue to which Pixxures is entitled, received during a calendar month, within 30 days of the end of such calendar month;

(vi) providing to Pixxures a detailed accounting of all Revenue received within 10 days of the end of each calendar month; and

(vii) preparing and maintaining detailed records of all Revenue received and delivering to Pixxures, within 60 days of the end of each calendar year and within 60 days of the end of the Term, statements confirming the Revenues received by Pixxures for the relevant fiscal year;

(viii) preparing six month and one year forecasts of expected Revenues by client, and reported to Pixxures on an update basis, the first day of each month.

g). "Agreement" means this agreement, including any schedules or any written amendments or modifications hereto and "hereto", "hereof', "herein", "hereinafter", "hereby", "hereunder", and similar expressions mean and refer to this agreement;

h). "Confidentiality Agreement" means the mutual Confidentiality Agreement in exactly the same form as attached hereto as Schedule A;

i). "Confidential Information" shall mean the DISTRIBUTOR Confidential Information and Pixxures Confidential Information both as defined in the Confidentiality Agreement (Schedule A);

j). Customers" mean" third parties" who are end-users of the DISTRIBUTOR APPLICATION and have a license to use DISTRIBUTOR/Data;

k). "On-line Data" means geographic spatial datasets & orthophoto imagery provided by Pixxures from their webserver facility to any DISTRIBUTOR APPLICATION via the Internet or electronic methods (i.e. coaxial cable, fibre, wires or air frequencies)

"Media-Based Data" means digital orthophotography and various vector layers provided by Pixxures from their Order Fulfillment Center for use on any DISTRIBUTOR APPLICATION via CD, tape, FTP.

"Hardcopy Data" means paper-based plots, posters and prints of geographic spatial datasets & orthophoto imagery created by any means from either On-line Data or Media-based Data.

"Data" means collectively any combination of Pixxure's geographic spatial datasets & orthophoto imagery delivered as On-line Data, Media-Based Data and Hardcopy Data.

l). "Data Documentation" means all user manuals, handbooks, data forms, pocket guides, templates and other documentation or material in printed form in relation to the Data, including any corrections or additions thereto or subsequent releases thereof;

m). "Data Related Materials" means all flow-charts, diagrams, models, prototypes, designs, drawings, plans, reports, research or statistical results and other Data documentation and other materials that are necessary to facilitate the support, operation and maintenance of any of the Data in DISTRIBUTOR/Data;

n). "Data Support" means the provision of reasonable training to Customers for use of the Data within DISTRIBUTOR/Data and providing telephone assistance, namely, the answering of questions during normal business hours in Calgary, Alberta, concerning the use of the Data but specifically excluding Installations and Software support;

o). "Data Updates" means the periodic released changes to the Data updated to the DISTRIBUTOR/Data database server;

p). "Effective Date" means the date of this Agreement as indicated above;

q). "Fees" means the fees payable to one party by the other as provided in Article 4 hereof;

r). "Gross Revenue" means the total revenue received by DISTRIBUTOR from all sources relating to DISTRIBUTOR/Data;

s). "Initial Term" means the two year period commencing on the Effective Date and ending at 12:00 midnight on the date prior to the two year anniversary of the Effective Date, and "Term" means the Initial Term and any longer period as a result of renewal of this Agreement or any other shorter period as a result of termination of this Agreement, in accordance with Article 8 hereof;

t). "Installations" means the provision for on-site installation on a Customer's computer system of DISTRIBUTOR/Data which includes the initial installation and any installation of Data updates, DISTRIBUTOR Updates or DISTRIBUTOR/Data updates and rendering the system operational;

u). "Intellectual Property Rights" means all copyrights, trade secrets, trademarks, trademark rights, service marks, trade names, discoveries, inventions (whether patented or not), developments, techniques, formulas, processes, know-how, patent rights, confidential information and all other industrial or intellectual property rights;

v). "Net DISTRIBUTOR Revenue" means, for a calendar month, the net revenue retained by DISTRIBUTOR according to the DISTRIBUTOR share, defined in Section 4.2, of the Gross Revenue received by DISTRIBUTOR from all sources relating to DISTRIBUTOR/Data, less Tax Revenues;

w). "Net Pixxures Revenue" means, for a calendar month, the net revenue owed to Pixxures according to Pixxures share, defined in Section 4.3, of the Gross Revenue received by DISTRIBUTOR from all sources relating to DISTRIBUTOR/Data, less Tax Revenues;

x). "Software License Agreement" means the form of software license agreement for the use of DISTRIBUTOR/Data, the form being agreed upon by Pixxures and DISTRIBUTOR, from time to time, and substantially embodying the terms set forth in Schedule "B" attached hereto;

y). "Software Support" means the provision of reasonable training to Customers for use of the DISTRIBUTOR APPLICATION and providing telephone assistance, namely, the answering of questions, during normal business hours in Calgary, Alberta, concerning the functioning and use of DISTRIBUTOR/Data but specifically excluding Data Support;

z). "Tax Revenues" means any Revenue received by DISTRIBUTOR relating to any sales tax, export tax, goods and services tax, value added taxes, use taxes levied or other government charges which are shown separately from the price and which are collected by DISTRIBUTOR from Customers on behalf of and actually remitted to taxing or other government authorities;

aa). "Territory" means Canada and the USA.

bb). "Third Party Data" means any digital data, which DISTRIBUTOR elects to integrate as data in the DISTRIBUTOR APPLICATION which is not Pixxures' Data, including data created by DISTRIBUTOR and other digital data which is not competitive with Pixxures' Data.

cc). "WebPix Portal" means the specific Pixxures' computer server access URL for the retrieval of On-Line Data into the DISTRIBUTOR APPLICATION.

1.2 Schedules: The following are the schedules hereto and form a part of this Agreement:

Schedule A - Mutual Confidentiality Agreement

Schedule B - Sample DISTRIBUTOR APPLICATION Software and Data License Agreement

Schedule C - DISTRIBUTOR/Data Pricing

Schedule D - Pixxures Data Definition

Schedule E - DISTRIBUTOR APPLICATION

Schedule F - Distributor & Pixxures Fee Allocations

1.3 End of Section

ARTICLE 2

APPOINTMENTS AND LICENSE

2.1 Appointment as Marketing Representative by Pixxures: Pixxures hereby appoints DISTRIBUTOR as an non-exclusive representative to increase the sale of licenses in relation to DISTRIBUTOR/Data in the Territory all in accordance with the terms of this Agreement. Nothing in this Agreement shall preclude DISTRIBUTOR from marketing and selling any Third Party Data with the DISTRIBUTOR APPLICATION

2.2 Incidental License to Pixxures: Incidental to the appointments contained in Section 3.1 hereof, DISTRIBUTOR hereby grants to Pixxures a non-exclusive and non-transferable license, without the right to sub-license except as provided herein, to use

a). the object code or on-line functionality included in the DISTRIBUTOR APPLICATION during the Term on a computer system or systems either owned, leased or rented by Pixxures in the Territory solely for the purposes of fulfilling its obligations pursuant to this Agreement; and

b). the DISTRIBUTOR Documentation and DISTRIBUTOR Related Materials during the Term solely for the purposes of fulfilling its obligations pursuant to this Agreement

2.3 Incidental License to DISTRIBUTOR: Incidental to the appointments contained in Sections 2.2, 3.2, 3.5 and 3.6 hereof, Pixxures hereby grants a non-exclusive and non-transferable license, without the right to sub-license except as provided herein, to use:

c). The Data during the Term on a computer system or systems either owned, leased or rented by DISTRIBUTOR solely for the purposes of fulfilling its obligations pursuant to this Agreement;

d). The Data Documentation and the Data Related Materials during the Term solely for the purposes of fulfilling its obligations pursuant to this Agreement;

2.4 Exclusivity

a). This is a non-exclusive Agreement and is not subject to any restrictions on either party

b). It is understood and agreed that the Data distributed by Pixxures is a commercial dataset which has already been and will continue to be used in association with the provisions of services for their customers. It is also understood and agreed that the Data is distributed on a pre-existing, commercial system which is being used by Pixxures' customers and this system may be installed and may operate independently from the DISTRIBUTOR System with similar function to DISTRIBUTOR, both prior to and following software integration, which this Agreement provides for

2.5 End of Section

ARTICLE 3

INTEGRATION/UPDATES /INSTALLATION AND SUPPORT

3.1 Modification of the WebPix Portal: Forthwith upon execution of this Agreement, Pixxures will modify appropriate components of the WebPix Portal, where necessary, to allow it to be accessed by the DISTRIBUTOR APPLICATION. The output formats from the Data will be either the DISTRIBUTOR Data formats determined and provided by DISTRIBUTOR being those currently used by DISTRIBUTOR and those that it may use, from time to time, as provided in Section 3.5 hereof, or some modification deemed by both DISTRIBUTOR and Pixxures to be necessary to optimize performance.

3.2 Modifications to DISTRIBUTOR APPLICATION: Forthwith upon execution of this Agreement, DISTRIBUTOR shall proceed to modify the DISTRIBUTOR APPLICATION to permit a user to access and utilize the Data through the DISTRIBUTOR APPLICATION so that the functionality of DISTRIBUTOR/Data is commercially marketable.

3.3 Standard of Modifications: The modifications to be made pursuant to Sections 3.1 and 3.2 hereof shall be made in consultation with the other party and shall be in accordance with generally accepted industry standards.

3.4 Joint Approval: Upon the DISTRIBUTOR APPLICATION being modified to the point that DISTRIBUTOR considers DISTRIBUTOR/Data to be commercially marketable, it shall demonstrate DISTRIBUTOR/Data to Pixxures. During and after such demonstration (but prior to commercial marketing) Pixxures may request changes that it reasonably consider to be necessary for the proper use of DISTRIBUTOR/Data. Upon such request being made, the parties will meet to consider the changes proposed by Pixxures and make all agreed upon changes.

3.5 Updates of the Data and Integration with the DISTRIBUTOR APPLICATION: After completion of the development contemplated in Sections 3.1 to 3.4 hereof, Pixxures will use reasonable efforts to provide to DISTRIBUTOR on a continual basis current versions and to add new content coverages of the Data tot he DISTRIBUTOR/Data database server. DISTRIBUTOR agrees to use reasonable efforts to modify its formats, from time to time, in order that Customers, from time to time, may better utilize DISTRIBUTOR/Data. Any change in formats by DISTRIBUTOR will be after consultation with Pixxures. Within 5 days considered to be business days in Calgary, Alberta, DISTRIBUTOR will use reasonable efforts to ensure that DISTRIBUTOR/Data Customers can access the database server that has the updated Data thereon.

3.6 Appointment by Pixxures as Installation Representative: Pixxures hereby appoints DISTRIBUTOR as its non-exclusive representative to provide sales, marketing, installations, training and customer support to all Customers within the territory requiring DISTRIBUTOR/Data. DISTRIBUTOR hereby accepts such appointment.

3.7 Support: DISTRIBUTOR will provide Software Support to all Customers. Pixxures will provide Data Support to all Customers.

3.8 Administrative Services: DISTRIBUTOR will provide Administrative Services to all Customers.

3.9 Notifications of Change: In the event that a Customer gives notice that it will no longer be using DISTRIBUTOR/Data, DISTRIBUTOR shall, at the end of that month, provide notice to Pixxures of the same and give a final accounting with respect to the Customer as part of its Administrative Services.

3.10 End of Section

ARTICLE 4

FEES

4.1 Entitlement to Revenues: Subject to Section 4.3 hereof, all of the Net Pixxures Revenue is the property of Pixxures. Subject to Section 4.2 hereof, all of the Net DISTRIBUTOR Revenue is the property of DISTRIBUTOR. DISTRIBUTOR will charge Customers separate prices for a license to use each of the modules comprising the DISTRIBUTOR APPLICATION and will charge Customers a separate price, as outlined in Schedule C, for DISTRIBUTION/Data.

4.2 Fees to DISTRIBUTOR: In consideration o f DISTRIBUTOR entering this Agreement and performing its duties hereunder, DISTRIBUTOR will retain a distribution fee in accordance with Schedule F.

4.3 Fees to Pixxures: In consideration of Pixxures entering this Agreement and performing its duties hereunder, Pixxures shall retain a fee in accordance with Schedule F.

4.4 Customer Training Fees: The parties agree that all fees charged and collected by DISTRIBUTOR for customer training performed by DISTRIBUTOR shall be retained by DISTRIBUTOR and are not included in the revenue share agreement as outlined in Sections 4.2 and 4.3.

4.5 Calculation of Revenues: It is understood the fees are payable in relation to all Revenues earned at any time after the Effective Date and which relate in whole or in part to the Term. Any initial license fees, annual subscription renewal fees, maintenance fees or other Revenues, which relate in part to the Term shall not be prorated on a perodic basis, but be paid in advance for the number of periods they relate to the Term.

4.6 Method of Payment: Fees shall be paid by DISTRIBUTOR to Pixxures within 30 days of the end of each calendar month. It is acknowledged that the fees will be initially calculated by DISTRIBUTOR but will be subject to audit by Pixxures and, in the event of disagreement, arbitration pursuant to Section 12.8 hereof.

4.7 Books, Records and Audit: DISTRIBUTOR shall provide Pixxures a detailed accounting of Gross Revenue received by DISTRIBUTOR from DISTRIBUTOR/Data sales, within 10 days of the end of each calendar month. DISTRIBUTOR shall prepare and maintain detailed records of all Gross Revenue received by it from DISTRIBUTOR/Data sales and deliver to Pixxures within 60 days of the end of each calendar year and within 60 days of the end of the Term, statements confirming the Gross Revenues received by DISTRIBUTOR for the relevant year. Pixxures shall have the right, at its sole cost and expense, to audit all such books and records of DISTRIBUTOR no more frequently than twice in each calendar year and provided such audit is performed at a mutually convenient time with a minimum of five days notice in writing at DISTRIBUTOR offices in Calgary, Alberta and does not materially interfere with the business operations of DISTRIBUTOR.

ARTICLE 5

PRICING

5.1 DISTRIBUTOR/Data Pricing: As of the date hereof, the prices for DISTRIBUTOR/Data shall be determined by mutual agreement between DISTRIBUTOR and Pixxures, and as set forth as Schedule C. As of the date thereafter, the prices for DISTRIBUTOR/Data shall be as set forth in Schedule C, and may only be changed in accordance with Section 5.3.

5.2 DISTRIBUTOR APPLICATION Pricing: As of the date hereof, the suggested retail prices for DISTRIBUTOR/Data are set forth in Schedule C, and the DISTRIBUTOR may charge this price or any other price to customers on condition that such price set is higher than the distributor discount pricing in Schedule F. Distributor discount pricing for DISTRIBUTOR/Data are set forth in Schedule F and may only be changed in accordance with Section 5.4. In the event that additional new data coverage is added to the Data inventory, DISTRIBUTOR and Pixxures will determine the pricing by mutual agreement.

5.3 Pricing Changes and Other Matters: Pixxures may not vary its prices for the Data nor may DISTRIBUTOR vary its prices for the DISTRIBUTOR/Data save and except as follows:

a). No price change shall be in excess of 10% in any given year and all changes will be proceeded by 90 days notice by one party to the other as per section 13.4;

b). there shall only be one price change per calendar year, major product upgrades may warrant larger price increases

5.4 No Ceiling Pricing to Other Customers; Subject to Section 5.3 hereof, it is understood that Pixxures may charge whatever license fees it wishes for the use of the Data to their customers who are not purchasing DISTRIBUTOR/Data, as define din Section 2.4. Subject to Section 5.5 hereof, DISTRIBUTOR may charge whatever license fees it wishes for use of DISTRIBUTOR System to purchasers who are not purchasing DISTRIBUTOR Data.

5.5 Software Functionality Modules: For greater certainty to this Agreement, DISTRIBUTOR may charge license fees determine din its own discretion, for new software functionality modules and for Third Party Data.

5.6 End of Section

ARTICLE 6

SPECIFIC COVENANTS

6.1 Covenants of DISTRIBUTOR: In addition to the other covenants in this Agreement, DISTRIBUTOR shall:

a). provide competent and capable personnel to provide Sales, Marketing, Installations, Training and Software Support;

b). market, promote, advertise, demonstrate and license DISTRIBUTOR/Data only in compliance with the laws, rules, regulations and policies of any authority having jurisdiction in any portion of the Territory;

c). apply for and obtain all necessary licenses, permits or other authorizations required by law in any area in the Territory in relation to the promotion, advertising, marketing and licensing of DISTRIBUTOR/Data;

d). as soon as practicably possible notify Pixxures in writing of any threatened litigation against Pixxures involving a claim for breach of copyright, trademark or patent or any alleged defect of the Data in DISTRIBUTOR/Data;

e). place all copyright, trademark, trade secrets or other proprietary markings, confidentially legends or notices upon DISTRIBUTOR/Data as specified by Pixxures;

f). not make any representations or give any warranties with respect to the Data or DISTRIBUTOR/Data to potential customers except those made by Pixxures in Data Documentation, the Software License Agreement or with the consent of Pixxures;

g). perform all duties herein in good faith and in all matters deal fairly with Pixxures; and

h). ensure that the DISTRIBUTOR/Data software license agreement with the Customer ensures that no Customer may use DISTRIBUTOR/Data in order to start a company, division or service in competition with Pixxures.

6.2 Covenants of Pixxures: In addition to the other covenants in this Agreement, Pixxures shall:

(a) provide competent and capable personnel to provide Data Support;

(b) as soon as practically possible, notify DISTRIBUTOR in writing of any threatened litigation against DISTRIBUTOR involving a claim for breach of copyright, trademark of patent or any alleged defect in the DISTRIBUTO/Data; and

(c) perform all duties herein in good faith and in all matters deal fairly with DISTRIBUTOR.

6.3 End of Section

ARTICLE 7

INTELLECTUAL PROPERTY RIGHTS

7.1 Acknowledgment of Ownership of DISTRIBUTOR: Pixxures hereby acknowledges and agrees that all Intellectual Property Rights in the DISTRIBUTOR APPLICATION are and shall at all times remain the exclusive property of DISTRIBUTOR (save for software tools to which DISTRIBUTOR has runtime licenses), notwithstanding anything in this Agreement to the contrary. Nothing herein contained shall be deemed to be a sale, transfer or assignment or grant to Pixxures or any Customer of any, right, title or interest in or to the Intellectual Property Rights in the DISTRIBUTOR APPLICATION, notwithstanding anything in this Agreement to the contrary. The Customers shall only acquire a non-exclusive right to use DISTRIBUTOR/Data, the DISTRIBUTOR APPLICATION and DISTRIBUTOR Documentation and shall not acquire in any manner any other right, title or Ownership in and to the Intellectual Property Rights in the DISTRIBUTOR APPLICATION. Pixxures hereby acknowledges and agrees that the DISTRIBUTOR APPLICATION shall not become an accession to any hardware, software or firmware owned or used by Pixxures.

7.2 Contesting DISTRIBUTOR'S Rights: Pixxures shall not, either directly or indirectly and either during or after the Term, contest the validity or ownership of DISTRIBUTOR to the Intellectual Property Rights to the DISTRIBUTOR APPLICATION.

7.3 Cooperation in Securing Rights: Pixxures shall in good faith cooperate with DISTRIBUTOR for the purpose of securing and protecting in DISTRIBUTOR any of the Intellectual Property Rights of the DISTRIBUTOR APPLICATION, at the sole cost and expense of DISTRIBUTOR.

7.4 Acknowledgment of Ownership of the Data: DISTRIBUTOR hereby acknowledges and agrees that Pixxures either owns the Intellectual Property Rights in the Data or has a license to market it. Nothing herein contained shall be deemed to be a sale, transfer or assignment or grant to DISTRIBUTOR or any Customer of any, right, title or interest in or to the Intellectual Property Rights in the Data, notwithstanding anything in this Agreement to the contrary. The Customers shall only acquire a non-exclusive right to use DISTRIBUTOR/Data and shall not acquire in any manner any other right, title or Ownership in and to the Intellectual Property Rights in the Data. DISTRIBUTOR hereby acknowledges and agrees that the Data shall not become an accession to any hardware, software or firmware owned or used by DISTRIBUTOR.

7.5 Contesting Pixxures' Rights: DISTRIBUTOR shall not, either directly or indirectly and either during or after the Term, contest the right of Pixxures to license the Data according to the covenants in Section 2.4 herein.

7.6 Cooperation in Securing Rights: DISTRIBUTOR shall in good faith cooperate with Pixxures for the purpose of securing and protecting in Pixxures any of the Intellectual Property Rights of Pixxures created by its own personnel in the Data, at the sole cost and expense of Pixxures.

7.7 End of section

ARTICLE 8

TERM AND TERMINATION

8.1 Term and Automatic Renewal Subject to the rights of termination provided for in this Article, this Agreement shall remain in full force and effect for the Initial Term and shall continue thereafter for- successive periods of one year provided no party has served the other party with a notice of non-renewal at least 120 days before the end of the Initial Term or the end of such successive one year periods.

8.2 Termination by Pixxures: Pixxures may terminate this Agreement by notice in writing to DISTRIBUTOR for any of the following reasons:

a). if DISTRIBUTOR breaches any payment obligation or otherwise materially breaches or materially defaults in the performance of any of the material terms of this Agreement and, if such breach or default is not cured within 45 days of notice being given by Pixxures to DISTRIBUTOR regarding the particulars of such breach or default;

b). if DISTRIBUTOR or its shareholders, directors, officers, employees, subcontractors or agents materially breach any covenant or obligation in relation to the use or disclosure of the Confidential Information including any breach of the Confidentiality Agreement or agreements required to be entered into therein and fails to commence to remedy such breach or default within 45 days of notice being given by Pixxures to DISTRIBUTOR regarding the particulars of such breach or default; and

c). DISTRIBUTOR makes a general assignment for the benefit of its creditors or is petitioned into bankruptcy.

d). End of section

8.3 Termination by DISTRIBUTOR: DISTRIBUTOR may terminate this Agreement by notice in writing to Pixxures for any of the following reasons:

a). if Pixxures breaches any payment obligation or otherwise materially breaches or materially defaults in the performance of any of the material terms of this Agreement and, if such breach or default is not cured within forty-five days of notice being given by DISTRIBUTOR to Pixxures regarding the particulars of such breach or default;

b). if Pixxures or its shareholders, directors, officers, employees, subcontractors or agent materially breach any covenant or obligation in relation to the use or disclosure of the Confidential Information including any breach of the Confidentiality Agreement or agreements required to be entered into therein and fails to remedy such breach or default with forth-five days of notice being given by DISTRIBUTOR to Pixxures regarding the particulars of such breach or default; and

c). Pixxures makes a general assignment for the benefit of its creditors or is petitioned into bankruptcy.

8.4 Accounts on Termination or Expiry: If this Agreement is terminated or the Term expires, such termination or expiry shall not operate as a cancellation of any indebtedness owing or accruing due by any party to any other party.

8.5 Duties of Pixxures on Termination or Expiry: Upon termination or expiry of this Agreement, Pixxures shall after expiry of all Customer agreements provide to DISTRIBUTOR all DISTRIBUTOR Related Materials and any DISTRIBUTOR Documentation in its possession or power, together with a certificate of a senior officer of Pixxures certifying all representations of the DISTRIBUTOR APPLICATION have been removed from all computer systems of Pixxures. For grater certainty, this Agreement will stay in full force and effect with respect to the rights and obligations of each party to Customers until the expiry of the existing agreement with such Customer.

8.6 Duties of DISTRIBUTOR on Termination or Expiry: Upon termination or expiry of this Agreement, DISTRIBUTOR shall:

a). cease providing Installations in relation to DISTRIBUTOR/Data after the expiry of each Customer's existing license;

b). on the expiry of all Customer agreements, provide to Pixxures all Data Related Materials, any Data Documentation in its possession or power, together with a certificate of a senior officer of DISTRIBUTOR certifying all representations of the Data have been removed from all DISTRIBUTOR computer systems; and

c). within thirty days of the date of termination, provide to Pixxures an accounting of all Gross Revenues received by DISTRIBUTOR from Customers. If DISTRIBUTOR receives any Gross Revenue after the date of termination, DISTRIBUTOR shall immediately pay Net Pixxures Revenue to Pixxures. For greater certainty, this Agreement will stay in full force and effect with respect to the rights and obligations of each party to Customers until the expiry of the existing agreement with such Customer.

8.7 Notices: The parties agree that DISTRIBUTOR and Pixxures have the right to notify any persons they deem necessary or appropriate of the termination or expiry of this Agreement or any other matter in relation to this Agreement

8.8 End of Section

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 DISTRIBUTOR Representations and Warranties: DISTRIBUTOR represents, warrants and covenants with Pixxures as follows

a). DISTRIBUTOR is the sole and exclusive owner of the DISTRIBUTOR APPLICATION (save for software tools in which DISTRIBUTOR has runtime licenses), DISTRIBUTOR Documentation and DISTRIBUTOR Related Materials and, DISTRIBUTOR has the full right, power and authority to enter into this Agreement and all other agreements contemplated by this Agreement with Pixxures; and

b). the manufacture, license, development, support, distribution, operation or use of the DISTRIBUTOR APPLICATION, DISTRIBUTOR Documentation of DISTRIBUTOR Related Materials or any part thereof will not constitute an infringement of any patent, copyright, trademark or any other intellectual or industrial proprietary right or constitute a misappropriation of a trade secret or confidential information, disclosure of a trade secret or breach of confidence and DISTRIBUTOR, in accordance with the terms of this Agreement, shall be free to distribute, install and support the DISTRIBUTOR APPLICATION, DISTRIBUTOR Documentation and DISTRIBUTOR Related Materials in accordance with the terms and provisions of this Agreement free from any legal impediment or interference of any person.

9.2 Pixxures Representations and Warranties: Pixxures represents, warrants and covenants with DISTRIBUTOR as follows:

a). Pixxures is either the sole and exclusive owner of the Data (or has the rights to distribute the same in accordance with this Agreement), Data Documentation and Data Related Materials and Pixxures has the full right, power and authority to enter into this Agreement and all other agreements contemplated by this Agreement with DISTRIBUTOR;

b). the manufacture, license, development, support, distribution, operation or use of the Data, Data Documentation or Data Related Materials or any part thereof will not constitute an infringement of any patent, copyright, trademark or any other intellectual or industrial proprietary right or constitute a misappropriation of a trade secret or confidential information, disclosure of a trade secret or breach of confidence and Pixxures, in accordance with the terms of this Agreement, shall be free to distribute, install and support the Data, Data Documentation and Data Related Materials in accordance with the terms and provisions of this Agreement free from any legal impediment or interference of any person.

9.3 End of Section

ARTICLE 10

LIMITATIONS AND EXCLUSIONS

10.1 Limitation of Covenants, Warranties and Representations: Neither Pixxures nor DISTRIBUTOR make and there are no covenants, representations or warranties, express, implied or statutory, except as expressly and explicitly given herein. Without limitation to the foregoing, Pixxures makes no warranty with respect to and expressly does not guarantee that the Data will be complete or wholly accurate or error free. There is no implied statutory warranty with respect to condition, quality, quantity, merchantability or fitness or suitability of the Data. DISTRIBUTOR makes no warranty with respect to and expressly does not guarantee that the DISTRIBUTOR APPLICATION or DISTRIBUTOR/Data will be complete or wholly accurate or error-free. There is no implied statutory warranty with respect to the condition, quality, quantity, merchantability or fitness suitability of the DISTRIBUTOR APPLICATION or DISTRIBUTOR/Data

10.2 Exclusive Remedies of DISTRIBUTOR; If any of the services of Pixxures including the provision of Data Updates and other changes to the Data, directly causes a malfunction or failure to perform of DISTRIBUTOR/Data or if Pixxures is in any way negligent and the malfunction, failure or negligence is a cause of inadequate results obtained by DISTRIBUTOR or the Customers in using the DISTRIBUTOR/Data, Pixxures' exclusive liability to DISTRIBUTOR for such inadequate results shall be limited to DISTRIBUTOR providing Pixxures the opportunity to make repeated efforts to correct any such malfunction or failure.

10.3 Exclusive Remedies of Pixxures: If any of the services of DISTRIBUTOR including the provision of DISTRIBUTOR Updates and other changes to the DISTRIBUTOR APPLICATION, directly causes a malfunction or failure to perform of DISTRIBUTOR/Data or if DISTRIBUTOR is in any way negligent and the malfunction, failure or negligence is a cause of inadequate results obtained by Pixxures or the Customers in using DISTRIBUTOR/Data, DISTRIBUTOR's exclusive liability to Pixxures for such inadequate results shall be limited to Pixxures providing DISTRIBUTOR the opportunity to make repeated efforts to correct any such malfunction or failure.

10.4 Limitation of Liability of Pixxures: Except for Pixxures' obligations as provided for in Section 10.2 hereof, Pixxures' total liability to DISTRIBUTOR for damages from any and all causes whatsoever, regardless of the form of action, whether in contract or in tort, including negligence, shall, in the aggregate, be limited to the Net Pixxures Revenue during the first year of the Initial Term.

105. Limitation of Liability of DISTRIBUTOR: Except for DISTRIBUTOR's obligations as provided for in Section 10.3 hereof, and for obligations for Administrative Services and other reporting duties hereunder, DISTRIBUTOR's total liability to Pixxures for damages from any and all causes whatsoever, regardless of the form of action, whether in contract or in tort, including negligence, shall, in the aggregate, be limited to the Net DISTRIBUTOR Revenue during the first year of the Initial Term.

10.6 No Liability for Remote Damages: In no event will Pixxures or DISTRIBUTOR be liable for any damages resulting from the other party's, or the Customers', inability or failure to perform any professional or other work or for a loss of profits, indirect, incidental, consequential or exemplary damages, notwithstanding notice may have been given respecting the possibility of such losses or damage.

10.7 Indemnity Against Third Party Claims: DISTRIBUTOR shall indemnify and hold Pixxures harmless from and against any and all liabilities, losses, costs, court costs, damages, expenses and reasonable legal fees on a solicitor and his own client basis, accountant and other professional fees resulting from or arising out of any claim, demand, proceeding or action made or brought by any person, firm, corporation or other party, other than DISTRIBUTOR, against Pixxures relating in any manner whatsoever to the DISTRIBUTOR APPLICATION, the provision of any services by DISTRIBUTOR or the performance of DISTRIBUTOR' duties hereunder to Customers and shall pay any and all costs, damages and legal fees payable by Pixxures in respect of any such claim, demand, proceeding or action.

Pixxures shall indemnify and hold DISTRIBUTOR harmless from and against any and all liabilities, losses, costs, court costs, damages, expenses and reasonable legal fees on a solicitor and his own client basis, accountant and other professional fees resulting from or arising out of any claim, demand, proceeding or action made or brought by any person, firm, corporation or other party, other than Pixxures, against DISTRIBUTOR relating in any manner whatsoever to the Data and DISTRIBUTOR/Data, the provision of any services by Pixxures or the performance of Pixxures' duties hereunder to Customers and shall pay any and all costs, damages and attorney's fees payable by DISTRIBUTOR in respect of any such claim, demand, proceeding or action.

10.8 Exceptions: The limitations contained in Sections 10.2 and 10.3 shall not apply to Article 6 hereof. The limitations contained Sections 10.6 will not apply to Sections 6.1(g), 6.2(c), 7.2, 7.3, 7.5 and 7.6 and Article 11

10.9 End of Section

ARTICLE 11

INFRINGEMENT AND INDEMNITY

11.1 Defense by DISTRIBUTOR: DISTRIBUTOR shall defend or settle, at its own expense, any claim, demand, proceeding or action made or brought against DISTRIBUTOR to the extent that the claim, demand, proceeding or action is based on a claim:

a). Relating to DISTRIBUTOR's Ownership or authority to license or grant any of the rights hereunder in relation to the DISTRIBUTOR APPLICATION; or

b). that the license, support, operation or use of the DISTRIBUTOR APPLICATION granted to Customers pursuant to the Software License Agreement infringes any Canadian, United States or other patent rights, copyrights, trade mark or service mark rights, or other intellectual or industrial proprietary rights or constitutes a misappropriation of trade secret or confidential information or a disclosure of a trade secret or breach of confidence of others.

In such defenses, settlements and payments:

a). the first party to be made aware of the claim shall notify promptly (in writing) the other party of any such claim, demand or action;

b). DISTRIBUTOR is granted the sole control of the defense of any such claim, demand or action and of all negotiation for its settlement or compromise; and

c). Pixxures must cooperate with DISTRIBUTOR in all reasonable (non-financial) ways to facilitate the settlement or defense of the claim, demand or action.

d). Defence by Pixxures: Pixxures shall defend or settle, at their own expense, any claim, demand, proceeding or action made or brought against Pixxures to the extent that the claim, demand, proceeding or action is based on a claim

e). Relating to Pixxures' Ownership or authority to license or grant any of the rights hereunder in relation to the Data of DISTRIBUTOR/Data; or;

f). that the license, support, operation or use of the Data or DISTRIBUTOR/Data granted to Customers pursuant to the Software License Agreement infringes any Canadian, United States or other patent rights, copyrights, trade mark or service mark rights, or other intellectual or industrial proprietary rights or constitutes a misappropriation of a trade secret or confidential information or a disclosure of a trade secret or breach of confidence of others.

g). In such defenses, settlements and payments:

h). the fist party to be made aware of the claim shall notify promptly (in writing) the other party of any such claim, demand or action;

i) Pixxures is granted the sole control of the defense of any such claim, demand or action and of all negotiations for its settlement of compromise;

j). and DISTRIBUTOR must cooperate with Pixxures in all reasonable (non-financial) ways to facilitate the settlement or defense of the claim, demand or action.

11.2 Defence by Pixxures: Pixxures shall defend or settle, at their own expense, any claim, demand, or proceeding or action made or brought against Pixxures to the extent that the claim, demand, proceeding or action is based on a claim:

a). relating to Pixxures' Ownership or authority to license or grant any of the rights hereunder in relation to the Data or DISTRIBUTOR/Data; or

b). that the license, support, operation or use of the Data or DISTRIBUTOR/Data granted to Customers pursuant to the Software License Agreement infringes any Canadian, United States or other patent rights, copyrights, trade mark or service mark rights or other intellectual or industrial proprietary rights or constitutes a misappropriation of a trade secret or confidential information or a disclosure of a trade secret or breach of confidence of others.

In such defenses, settlements and payments:

a). the first party to be made aware of the claim shall notify promptly (in writing) the other party of any such claim, demand or action;

b). Pixxures is granted the sole control of the defense of any such claim, demand or action and of all negotiations for its settlement or compromise; and

c). DISTRIBUTOR must cooperate with Pixxures in all reasonable (non-financial) ways to facilitate the settlement or defence of the claim, demand or action.

ARTICLE 12

MARKETING and SALES

12.1 DISTRIBUTOR will promote, market and sell DISTREBUTOR/Data in coordination with their overall promotional, marketing and sales strategies. Costs associated with these strategies will be borne by DISTRIBUTOR

12.2 Pixxures will also promote, market and sell IDISTRIBUTOR/Data in coordination with their overall promotional, marketing and sales strategies. Costs associated with these strategies will be borne by Pixxures.

12.3 Public Announcement: The parties hereto will be entitled to make public announcements with respect to the arrangement hereunder created. Any public announcements shall be agreed by both parties. Both Pixxures and DISTRIBUTOR will be permitted to use each other's name and company logo in the promotion of DISTRIBUTOR/Data.

12.4 End of Section

ARTICLE 13

MISCELLANEOUS

13.1 Relationship of the Parties: Nothing in this Agreement or otherwise shall be construed as constituting the parties hereto as partners or joint venturers.

13.2 Survival and Non-merger: The Confidentiality Agreement and any agreements required hereunder shall not expire upon the termination or expiry of this Agreement and shall continue in full force and effect notwithstanding such termination or expiry. It is further acknowledged that Article 4, with respect to any earned but unpaid Fees, Articles 7, 9, 10 and 11 and Sections 6.1(g), 6.2(g), 8.4, 8.5, 8.6, 8.7, 13.6, 13.7, 13.8, 13.10, 13.11 and 13.12 shall survive the termination or expiry of this Agreement.

13.3 Neither party may transfer or assign the rights and benefits of this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. Consent will be given in all cases when a party sells or transfers all or substantially all of its assets or its business

13.4 Notices: Any notices, directions or requests required or that may be given hereunder may be given by one party to the other by single registered mail, delivery, courier or telecopy to the other party at the address or telecopy number herein set forth:

If to DISTRIBUTOR:

Strata Web Systems Ltd.,

Suite 855

700 4th Ave, S.W.

Calgary, Alberta T2P 3J4

Contact Name: Ed Chesney

Phone: (403) 216-1183

Email: ed.chesney@petroleumplace.com

If to Pixxures:

Pixxures Canada, Inc.

200, 707 10th Avenue S.W.

Calgary, Alberta T2R OM2

Attention: Mr. Larry Herd, President

Fax: (403) 266-6929

or such other address as the parties may, from time to time, direct in accordance with this Section 13.5 and any such notice shall be deemed to have been given and received on the day of actual receipt if sent by mail, personal delivery, courier or telecopy.

13.5 Entire Agreement: This Agreement supersedes all previous agreements, if any, between the parties hereto and constitutes the sole and entire agreement between them with respect to the subject hereof. Each party hereto agrees that there are no oral representations, warranties or conditions and that all terms are embodied in this Agreement. No change, modification or amendment of this Agreement shall be effective unless in writing and signed by all parties hereto

13.6 No Waiver of Rights: Any failure of any party to enforce any provision of this Agreement or to require performance by another party of any provision hereof shall not be construed to be a waiver of such provision or of the right of such party to thereafter enforce each and every provision hereof.

13.7 Arbitration: If, during- the continuance of this Agreement or thereafter, any ambiguity arises in this Agreement, any dispute, difference or question arises among the parties hereto as to the matters arising out of the subject matters of this Agreement or a question of interpretation of this Agreement shall arise, such matters shall be referred to a single arbitrator pursuant to the, Arbitration Act (Alberta) or any statutory amendment, replacement or modification thereof.

13.8 Further Assurances: The parties hereto shall execute all such further and other deeds and documents promptly and when required and do or perform, or cause to be done or performed, all such acts as shall be reasonably necessary to give effect to this Agreement.

13.9 Governing Law: This Agreement shall be construed in accordance with and governed by the laws of the Province of Alberta and each party hereto irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

13.10 Time: Time shall be of the essence of this Agreement.

13.11 Force Majeure: No party shall be liable to the other parties by reason of any failure to perform in accordance with the terms of this Agreement if such failure arises out of causes wholly or substantially beyond the reasonable control and without the fault or negligence of such party. Such causes may include, but are not limited to, unavailability of communications facilities, acts of God or the public enemy, acts of the other party, acts of civil or military authority, acts of terrorism, fires, strikes, power surges or the unavailability of energy sources, delay in, transportation, riots or war.

13.12 Enurement: This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

IN WITNESS OF the parties hereto have executed this Agreement as of the date first above written.

DISTRIBUTOR LTD.

Per: /s/ Ed Chesney

Ed Chesney, Manager, Strata Web Systems Ltd.

Date: December 13, 2002

PIXXURES CANADA, INC.

Per: /s/ Larry Herd

Larry Herd, President

SCHEDULE 'A'

MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

Between

Pixxures Canada Inc. (a wholly owned subsidiary of Pixxures, Inc.)

700, 540 5h Avenue SW

Calgary, Alberta T2P OM2

("Pixxures")

and

Strata Web Systems Ltd. (a wholly owned subsidiary of The Petroleum Place, Inc.)

Calgary, Alberta

("DISTRIBUTOR")

This Confidentiality and Non-disclosure Agreement (the Agreement) is entered into by and between Pixxures and Participating Company (collectively the "Parties"). The Parties will participate in discussions relating to mutual business dealings ("Dealings"), and such discussions will likely require the mutual disclosure of information considered confidential to both Pixxures and Participating Company. Pixxures and the Participating Company agree to the following conditions concerning mutual confidentiality and non-disclosure:

1. DEFINITION OF CONFIDENTIAL INFORMATION. The Parties acknowledge that the terms and conditions of the Agreement, the existence of the discussions between the Parties and information concerning the Dealings and other information, including, but not limited to, Parties business plan, product plans, designs, costs, prices and names, finances, in marketing plans, contracts, agreements, financial projections and statements, business opportunities, personnel, research, development or know-how, will be considered confidential ("Confidential Information"); provided that the information disclosed will be considered Confidential Information by the receiving party (the "Recipient"), only if such information is conspicuously designated as "Confidential": (i) in writing, if communicated In writing, or (ii) confirmed in writing within thirty (30) days of disclosure if disclosed orally; provided further that the Confidential Information shall not include information that: 1) is now or subsequently becomes generally available to the public through no fault or breach on the part of the Recipient; 2) ]Recipient can demonstrate to have had rightfully in its possession prior to disclosure; 3) is independently developed by Recipient without the use of any Confidential Information; or 4) Recipient rightfully obtains from a third party who has the right to transfer or disclose it.

2. OWNERSHIP OF CONFIDENTIAL INFORMATION. All Confidential Information, and any Derivatives thereof whether created by Pixxures or the Participating Company, remains the property of that party and no license or other rights to Confidential Information is granted or implied hereby. For purposes of this Agreement, "Derivatives" shall mean: (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, which may be protected by copyright, patent and/or trade secret.

3. INDEPENDENT DEVELOPMENT. The Parties understands that the other party may currently or in the future be developing information internally, or receiving information from other parties that may be similar to Pixxures ' Information. Accordingly, nothing in this Agreement will be construed as a representation or interference that Recipient will not develop products, or have products developed for it, that, without violation of the Agreement, compete with products or systems contemplated by Pixxures' Confidential Information

4. NO WARRANTY. All Confidential Information remains the property of the originating party and no license or other rights in the Confidential Information is granted hereby. The Parties warrants that individually they have the right to disclose the Confidential Information to Recipient. Otherwise, all information is provided "AS IS" and without any warranty, express, implied or otherwise, regarding its accuracy or performance. Recipient will return all tangible Confidential Information, including but not limited to business plans, product plans, designs, costs, prices and names, finances, marketing plans, contracts, agreements, financial projections and statements, business opportunity outlines, research and development documentation, notes, plans, drawings, and copies thereof, to the originating party immediately upon written request.

5. REMEDIES. The parties acknowledge that the originating party would lack an adequate remedy at law, and would suffer irreparable injury in the event the other party breached this Agreement. Therefore, in the, event any breach of this Agreement occurs or is threatened, the originating party shall be entitled to an injunction restricting or prohibiting the other party from acts which would violate this Agreement, without thereby waiving other remedies other-wise available at law or in equity

6. TERM. Recipient 's duty to protect Confidential Information expires two (2) years from the date of disclosure of Confidential Information for two (2) years from the Effective Date, whichever is later; however, all obligations under this Agreement with respect to Confidential Information disclosed during the term of this Agreement shall survive such termination upon termination, all confidential written material shall be returned to the originating party along with a letter certifying that no copies have been made of such information.

7. ENTIRE AGREEMENT AND GOVERNING LAW. This Agreement constitutes the entire agreement with respect to the Confidential Information disclosed herein and supersedes all prior or contemporaneous oral or written, agreements concerning such Confidential Information. This Agreement may not be amended except by the written agreement signed by authorized representatives of both parties. This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta.

The Effective Date of this Agreement is as of December 18, 2002

Pixxures Canada, Inc.

By: /s/ Larry Herd

(Signature)

Name: Larry Herd

Title: President

Date: December 18, 2002

Strata Web Systems Ltd.

By: /s/ Ed Chesney

(Signature)

Name: Ed Chesney

Title: Manager, Operations & Development

Date: December 13, 2002

SCHEDULE B

DISTRIBUTOR APPLICATION Software and Data License Agreement

STRATA WEB SYSTEMS LTD.

SUBSCRIBER LICENSE AGREEMENT

TERMS AND CONDITIONS

This License Agreement ("Agreement") is made as of ____ by and between Strata Web Systems Ltd., A Petroleum Place company ("STRATA WEB"), whose principal place of business is ______________ and ABC Company ("Customer"), whose principal place of business is _________________.

1. DEFINITIONS:

A. "Data" means any data gathered, encoded, processed and/or made available to Customer by STRATA WEB and/or any Data Supplier through the Software.

B. "Data Suppliers" means any and all providers of Data delivered to the desktop via STRATA WEB's server(s). Data Suppliers may be added or removed from time to time.

C. "Software" means the Strata Web Internet data retrieval user interface, which includes the forms, and maps-based data retrieval, display, printing, and exporting capabilities, but does not include viewers or third party plug-ins that may be made available through the interface to analyze Data.

2. LICENSE:

A. STRATA WEB hereby grants to Customer a limited, non-transferable, nonexclusive license (tbe "License") to use the Software and to access the Data for Customer's internal use only, which use shall include use by Customer's employees and consultants under contract with Customer.

B. Except as otherwise provided in this Agreement, Customer shall not disclose, provide or otherwise make available the Software or the Data or any part thereof in any form to any person or entity except to individuals who are on Customer's premises for purposes specifically related to Customer's authorized use of the Data. Customer shall take all reasonable measures to safeguard the Software and the Data from unauthorized use or disclosure, and in any event, Customer shall provide the same degree of care towards the Software and the Data as Customer exercises toward its own proprietary, confidential information. Customer shall inform all its employees and agents given access to the Data that the Data is subject to restrictions on its use imposed by this Agreement. Notwithstanding the License granted under Section II.A., STRATA WEB and/or the Data Suppliers retain(s) all of its or their- ownership and/or license rights in the Software and the Data and any other rights associated therewith. STRATA WEB shall have the right, upon reasonable notice, to inspect the premises of Customer during normal business hours to confirm that Customer is in compliance with the terms and conditions, of this Agreement, including but not limited to provisions relating to the, scope and use of the Software and the Data.

C. Except as may otherwise be provided in this Agreement, Customer will not, in any manner whatsoever, without the prior written consent of STRATA WEB and/or the applicable Data Supplier, as appropriate:

1. modify, transcribe, loan, assign, mortgage, charge or otherwise grant a security interest in, license or sub-license, in whole or in part, temporarily or permanently, the Software or the Data;

2. use the Software or the Data in a computer service business, network, time sharing, interactive cable television, multiple central Processing, unit time sharing, interactive cable television, multiple user arrangement to or for users who are not individually licensed by STRATA WEB;

3. use the Software or the Date or output therefrom for the direct benefit of any, third party, or charge or receive, either by direct or indirect payment or trade of services, compensation or fees from third parties for the use of the Software or the Date or output therefrom or;

4. do anything to assist in the development of competing Software or Data.

D. Customer acknowledges that the Data contains information of a confidential and proprietary nature, and that disclosure of such will be detrimental to the best interests of the of the relevant Data Supplier. Further, Customer acknowledges that the Data Suppliers hold copyrights in the Data. Customer agrees that it shall not make use of the Data Other than as contemplated by this Agreement.

E. As part of the License granted under Section II.A., STRATA WEB will provide training services, subject to availability, in accordance with its then current training schedule and policy. In addition, during the term hereof a of' STRATA WEB's support staff who is experienced in the operation of the Software will be available by telephone during regular business hours to answer questions regarding the operation of the Software.

3. CUSTOMER'S RESPONSIBILITIES:

Customer Agrees that it will be solely responsible for all services, operations and systems used within its operating environment and for providing all equipment and utilities necessary to access and use the Software and the Data.

4. CHARGES:

A. In confederation of the License and services provided herein, Customer shall pay to STRATA WEB the License Fee as set forth in 'Schedule A'.

B. The rates and charges set forth in this Agreement are subject to change at any time by STRATA WEB effective upon notice to Customer. Prices for reports from Data Suppliers are at the discretion of the Data Suppliers are subject to change at their discretion.

C. Charges will be invoiced monthly and are due and payable 15 days following receipt of invoice. Interest shall accrue for late payments at the maximum rate allowed by applicable law.

D. All charges are exclusive of all import duties, customs, federal, state, provincial, municipal, or other government excise, sales, use, occupational, or like taxes now in force or enacted in the future and are therefore subject to increases equal in the amount to any tax STRATA WEB may be required to collect or pay upon the License or service, provided hereunder (excluding STRATA WEB's income taxes).

E. Failure of Customer to pay when due any charges incurred will result in written notification of delinquent charges. If payment arrangements are not made to the satisfaction of STRATA WEB, STRATA WEB shall have the right to immediately suspend or terminate service under this Agreement. In addition, Customer agrees to pay all costs involved in collecting overdue invoices, including reasonable legal fees.

F. Customer shall reimburse STRATA WEB for all reasonable travel and living expenses when travel is required by a STRATA WEB employee or representative hereunder.

5. TERMINATION:

A. The term of this Agreement shall commence on the first date set forth above and, unless terminated earlier as provided herein, shall continue for a term of one month. Thereafter, this Agreement shall automatically renew for additional, successive one month terms, unless either party terminates the Agreement as provided herein. Upon each automatic renewal of this Agreement, the terms and conditions of this Agreement shall extend to and apply in each subsequent renewal period.

B. This Agreement may be terminated at any time by either party prior to any renewal period upon 30 days prior written notice, or by either party upon material breach of this Agreement by the other party which breach remains uncured fourteen (14) days following receipt of written notice of such breach.

C. Upon termination of this Agreement for any reason, Customer shall discontinue use of the Software.

6. WARRANTIES:

A. STRATA WEB represents and warrants that it has the right and authority to provide the License and the services described herein pursuant to the terms of this Agreement.

B. EXCEPT AS EXPRESSLY SET FORTH HEREIN, STRATA WEB AND THE DATA SUPPLIERS DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE SERVICES AND MATERIALS PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, NONINFRINGMENT AND FITNESS FOR A PARTICULAR PURPOSE. STRATA WEB AND THE DATA SUPPLIERS DO NOT WARRANT AND SPECIFICALLY DISCLAIM ANY REPRESENTATIONS THAT THE SOFTWARE OR THE DATA WILL MEET CUSTOMER'S REQUIREMENTS, THAT THE OPERATION OF THE SOFTWARE AND/OR ITS USE WILL BE UNINTERRUPTED OR ERROR-FREE, THAT THE DATA WILL BE COMPLETE OR ACCURATE, OR THAT DEFECTS IN THE SOFTWARE, IF ANY, WILL BE CORRECTED. STRATA WEB'S LIMITED WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF STRATA WEB FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY OF THE SOFTWARE OR RELATED SERVICES. EXCEPT FOR THE ABOVE LIMITED WARRANTY, THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THIS SOFTWARE AND THE DATA IS WITH CUSTOMER.

7. LIMITATION OF LIABILITY:

A. If the Software of the Data malfunctions or fails to perform, as determined by STRATA WEB in its sole discretion, and the malfunction or failure causes Customer to obtain inadequate results, Customer's exclusive remedy against STRATA WEB and the Data Suppliers will be for STRATA WEB to provide to Customer sufficient further access to the Software and the Data to repeat Customer's transactions or operations with respect to which the malfunction or failure occurred, at no cost or expense to Customer.

B. CUSTOMER AGREES THAT STRATA WEB WILL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES HEREUNDER (EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), INCLUDING BUT NOT LIMITED TO THE LOSS OF REVENUE OR THE LOSS OF DATA OR INFORMATION OF ANY KIND, HOWEVER CAUSED. STRATA WEB WILL NOT RELIABLE FOR AND SHALL BE HELD HARMLESS FROM ANY LOSS OF MONEY, REVENUES, PROFITS, COSTS, AND/OR EXPENSES, INCLUDING ATTORNEYS' FEES AND OTHER RELATED EXPENSES, RESULTING FROM A SYSTEM FAILURE OR SYSTEM PROBLEMS. STRATA WEB SHALL NOT BE RESPONSIBLE FOR THE INTERNET OR ERRORS BY CUSTOMER OR THIRD PARTIES OR ANY INABILITY BY CUSTOMER TO USE THE SOFTWARE OR THE DATA. STRATA WEB'S LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT OF FEES AND CHARGES PAID BY CUSTOMER HEREUNDER.

8. INDEMNIFICATION:

In the event that all or a portion of the Software or the Data are held or reasonably believed by STRATA WEB to constitute an infringement or violation of any third party rights and/or its use is enjoined, STRATA WEB shall have the obligation, at its sole expense, to (i) modify the infringing materials so that they become non-infringing or non-violative; (ii) procure for Customer the right o continue to use the infringing materials; (iii) replace the infringing materials with equally suitable, non-infringing materials; or (iv) if options (i), (ii) and (iii) above become unavailable after STRATA WEB's reasonable attempts to secure such options, the Agreement shall terminate upon written notice to Customer and STRATA WEB shall promptly cease future charges hereunder. Customer hereby agrees to hold harmless STRATA WEB and the Data Suppliers from any and all liability, loss, damage, claim or expense resulting from Customer's use and/or disclosure of the Software or the Data in violation of this Agreement or as a result of breach of this Agreement, or Customer's use of any other data, hardware, software, or other equipment in connection with the Software of the Data.

9. CONFIDENTIALITY:

A. The term "Confidential Information" shall mean the Software and the Data and any information in any format disclosed by the disclosing party (the "Disclosing Party") to the other party (the "Recipient") in connection with this Agreement, relative to the operations, existing and proposed contracts, financial data, trade secrets, marketing and business plans, research and/or development data, source code, object code, flow-charts, formulae, processes, designs, specifications, product knowledge, procedures, methods and techniques and all technical and financial information regarding the existing and proposed commercial operations of the Disclosing Party or relative to any other confidential proprietary information or trade secret which is clearly identified at the time of disclosure as being "Confidential".

B. In connection with this Agreement, Customer and its employees and agents may have access to Confidential Information owned or controlled by STRATA WEB or its licensors. Similarly, STRATA WEB and its employees and agents may have access to Confidential Information owned or controlled by Customer or its licensors. All such Confidential Information acquired by either party under this Agreement shall be and remain the Disclosing Party's or its licensors' exclusive property, and the Receiving Party shall keep, and shall obligate its employees and agents to keep, any and all such information confidential and shall not copy or disclose it to others without the Disclosing Party's prior written approval, and shall return all tangible copies of such Confidential Information to the Disclosing Party promptly upon request. Nothing herein shall limit either party's use or dissemination of information not actually derived from the other party or information which has been or subsequently is made public by the Disclosing Party or with the Disclosing Party 's consent.

C. Nothing in this Agreement shall prevent the Receiving Party from disclosing information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall (i) assert the confidential nature of the information to the agency, (ii) immediately notify Licensor in writing of the agency's order or request to disclose and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

10. GENERAL PROVISIONS:

A. This Agreement and any disputes arising hereunder will be governed by and construed in accordance with the laws in force in the Province of Alberta Canada, and the parties hereby irrevocably submit to the jurisdiction of the courts of Alberta in respect of any dispute under this Agreement.

B. This Agreement is the complete, entire and exclusive statement of the agreement between the two parties with respect to the subject matter of this Agreement and supersedes all proposals or prior agreements, oral or written, and all other communications between the parties relating to that subject matter.

C. Each party has full power and authority to enter into, perform, and execute this Agreement, and each person(s) signing this Agreement on behalf of a party hereto has been properly authorized and empowered to enter into and execute this Agreement. Each party acknowledges that it has read this Agreement, understands it and agrees to be bound by it.

D. No amendments to this Agreement will be effective unless in writing and signed by duly authorized representatives of both parties.

E. The invalidity or unenforceability of all or part of any provision of this Agreement will not affect the validity and enforceability of any other part of that or any other provision herein contained. To the extent permitted by law, each of the parties hereby waives any provision of law that prohibits or renders unenforceable in whole or in part, any provision of this Agreement.

F. No waiver by or on behalf of either party of any breach of any provision of this Agreement will take effect or be binding on the other party unless the waiver is executed in writing and signed by both parties. Any waiver so given will extend only to the particular breach so waived and will not limit or affect any right with respect to any breach of any other provision of this Agreement.

G. Any written notice required or permitted to be given by this Agreement will be given to the parties at the addresses specified by each from time to time in writing and may include notice sent by way of fax machine. Any notice so given will be deemed to have been received by the party to whom it is addressed on the date it was actually received if delivered during normal business hours, or the next business day if delivered after normal business hours. A party may change its address for the purposes of this section by notice given in accordance with this section.

H. This Agreement is binding upon the parties hereto and upon their successors and assignees. This Agreement cannot be assigned by Customer without the express written consent of STRATA WEB (consent not to be unreasonably withheld).

I. The parties agree that STRATA WEB may release a public statement and/or marketing materials which reference this License relationship; provided, however, that any such release must be approved in writing by Customer (approval not to be unreasonably withheld).

J. Customer shall not export, re-export, or otherwise transmit, directly or indirectly, any software, information, data, or other materials received under this Agreement except in full compliance with all applicable acts, laws and regulations of all relevant jurisdictions. Customer shall indemnify, defend and hold harmless STRATA WEB from any loss, liability, cost or expense (including reasonable attorneys' fees) related to any action arising from Customer's failure to comply with this section.

K. The provisions hereof which by their nature would ordinary be expected to survive termination of this Agreement, including without limitation Sections II, VII, VIII and IX, shall survive termination or expiration of this Agreement for any reason.

11. ACKNOWLEDGEMENT AND ACCEPTANCE:

The parties, by the respective signatures of their authorized representative, indicate their understanding and acknowledge their acceptance of the terms and conditions of this Agreement.

STRATA WEB:

STRATA WEB Systems Ltd.
Signature: ________________
Name: ___________________
Title: ____________________
Date: ____________________

CUSTOMER:

Company:
Signature: ________________
Name: ___________________
Title:
Date: ____________________

Schedule 'A'

STRATA WEB Charges

Licensed Product:
Licence Fee (per user): Total licensed users:	$X/month	or	$X/annum

If Customer decreases the number of licensed users there will be no credit given or refund paid on License Fees already paid or due.

Rates are subject to change.

SCHEDULE C

DISTRIBUTOR/Data Pricing

Applicable Fees and Prices for Areas 'A' and 'B'

Annual Seat Subscription Price Schedule

for online internet access to the

DataPix Orthophoto Image Library (Alberta & BC)

WebPix Annual Subscription
Suggested Retail Price by concurrent User Seat
	Alberta Seat License				BC Seat License
Concurrent User Seats	Any Single Alberta Region	Any Two Alberta Regions	Any Three Alberta Regions	All Alberta Regions	NEBC North Region	NEBC South Region	Both NEBC Regions	Total Alberta & BC
1 seat	$1,440	$2,400	$3,360	$4,800	$1,200	$1,000	$2,000	$6,800
1 to 2 seats	$1,680	$2,800	$3,920	$5,600	$1,320	$1,100	$2,200	$7,800
3 to 5 seats	$2,160	$3,600	$5,040	$7,200	$1,560	$1,300	$2,600	$9,800
6 to 10 seats	$3,360	$5,600	$7,840	$11,200	$2,400	$2,000	$4,000	$15,200
11 to 15 seats	$5,040	$8,400	$11,760	$16,800	$3,840	$3,200	$6,400	$23,200
16 to 20 seats	$7,920	$13,200	$18,480	$26,400	$5,760	$4,800	$9,600	$36,000
21 to 50 seats	$11,880	$19,800	$27,720	$39,600	$8,640	$7,200	$14,400	$54,000
50 to 100 seats	$17,700	$29,500	$41,300	$59,000	$12,864	$10,720	$21,440	$80,440

Suggested Retail Price by site BOE
	Alberta Site License					BC Site License			Multiple Vendor
BOE/Day at Contract anniversary date	Any Single Alberta Regions	Any Two Alberta Regions	Any Three Alberta Regions	All Alberta Regions	NEBC North Region	NEBC South Region	Both NEBC Regions	Total WebPix Alberta & BC	Discounted Site License Price
Less than 1,999	$1,440	$2,400	$3,360	$4,800	$1,200	$1,000	$2,000	$6,800	$1,360
2,000 - 2,999	$1,680	$2,800	$3,920	$5,600	$1,320	$1,100	$2,200	$7,800	$1,560
3,000 -3,999	$1,920	$3,200	$4,480	$6,400	$1,440	$1,200	$2,400	$8,800	$1,760
4,000 - 4,999	$2,160	$3,600	$5,040	$7,200	$1,560	$1,300	$2,600	$9,800	$1,960
5,000 - 7,499	$2,880	$4,800	$6,720	$9,600	$2,040	$1,700	$3,400	$13,000	$2,600
7,5000 - 9,999	$3,360	$5,600	$7,840	$11,200	$2,400	$2,000	$4,000	$15,200	$3,040
10,000 - 14,999	$5,040	$8,400	$11,760	$16,800	$3,840	$3,200	$6,400	$23,200	$4,640
15,000 - 19,999	$7,920	$13,200	$18,480	$26,400	$5,760	$4,800	$9,600	$36,000	$7,200
20,000 - 29,999	$9,900	$16,500	$23,100	$33,000	$7,200	$6,000	$12,000	$45,000	$9,000
30,000 - 49,999	$10,296	$17,160	$24,024	$34,320	$7,488	$6,240	$12,480	$46,800	$9,360
50,000 - 79,999	$10,692	$17,820	$24,948	$35,640	$7,776	$6,480	$12,960	$48,600	$9,720
80,000 - 104,999	$11,088	$18,480	$25,872	$39,960	$8,064	$6,720	$13,440	$50,400	$10,080
105,000 - 134,999	$11,484	$19,140	$26,796	$38,280	$8,352	$6,960	$13,920	$52,200	$10,440
135,000 - 164,999	$11,880	$19,800	$27,720	$39,600	$8,640	$7,200	$14,400	$54,000	$10,800
165,000 - 199,999	$12,176	$20,460	$28,644	$40,920	$8,928	$7,440	$14,880	$55,800	$11,160
200,000 - 299,999	$12,671	$21,120	$29,508	$42,240	$9,216	$7,680	$15,360	$57,600	$11,520
300,000 - 399,999	$13,068	$21,780	$30,492	$43,560	$9,504	$7,920	$15,840	$59,400	$11,880
400,000 - 499,999	$13,464	$22,440	$31,416	$44,880	$9,792	$8,160	$16,320	$61,200	$12,840
500,000 - 599,999	$13,860	$23,100	$32,340	$46,200	$10,080	$8,400	$16,800	$63,000	$12,600
600,000 - 699,999	$14,553	$24,255	$33,957	$48,510	$10,584	$8,820	$17,640	$66,150	$13,230
700,000 - 799,999	$15,279	$25,465	$35,651	$50,930	$11,112	$9,260	$18,520	$69,450	$13,890
800,000 - 899,999	$16,044	$26,740	$37,436	$53,480	$11,670	$9,725	$19,450	$72,930	$14,586
900,000 - 999,999	$16,845	$28,075	$39,306	$56,150	$12,252	$10,210	$20,420	$76,570	$15,314
>1,000,000	$17,700	$29,500	$41,300	$59,000	$12,864	$10,720	$21,440	$80,440	$16,088

Multiple vendor pricing is at 20% (80% discount) of above prices, if client is already a WebPix client

SCHEDULE C - continued

Applicable Fees and Prices for Area 'C'

Annual Seat Subscription Price Schedule
for online internet access to the
DataPix Orthophoto Image Library (USA)

WebPix Annual Subscription
Suggested Retails & Distributor Prices
Annual Pricing - priced by user seat

WebPix OrthoPhotos - USGS DOQQ

	USA Seat License
Concurrent User Seats	USA Seat License	USA Seat License	Distributor Discount Price
	USD	CDN	CDN
1 seat	$2,000	$3,175	$2,222
2 seats	$3,000	$4,762	$3,333
3 to 5 seats	$4,000	$6,349	$4,444
6 to 25 seats	$5,000	$7,937	$5,556
26 to 50 seats	$6,000	$9,524	$6,667
51 to 100 seats	$7,000	$11,111	$7,778
101 + seats = site	custom quote	$-	$-

SCHEDULE D

Data Definition

Digital orthophotography provided to DataMap-Strata Web via internet http call to Pixxures' WebPix Portal is defined below. Content of Pixxures' DataPix online orthophoto library consists of the following project areas and approximate coverages.

Area 'A' - DataPix Alberta

The DataPix digital imagery coverage is ortho-rectified and geo-referenced from over 12,000 1:50,000 scale colour air photos acquired between 1999-2001. This colour imagery is tiled by ATS township grid (over 4000 tiles in stock) and has a pixel resolution of 1 meter. Each township tile is edge matched and colour balanced. New 2002 acquisitions will be added in 2003.

Date Flown	1999, 2000, 2001
Scale of Photo	1:50,000
Type of Film	Colour
Control	Entire survey flown with Kinematic GPS, and processed with AENV photo visible control points
Ortho File Format	Tif/Tfw
Standard File Size	313 Mb average size uncompressed
QuickImage File Size	20 Mb average size complressed (*.ace)
Accuracy	+/- 10m 90%CE horizontal
DEM used	AltaLIS
Datum/Projection	NAD83, UTM Projection
Tiled by	ATS township
Pixel Resolution	1.0 metre

Area 'B' - DataPix Northeast British Columbia

The DataPix northeast BC digital imagery library currently holds 540 TRIM tiles of black and white ortho-rectified aerial photography. New 2002 acquisitions will be added in 2003.

Date Flown	2001
Scale of Photo	1:40,000
Type of Film	Black & White
Control	Entire survey flown with Kinematic GPS and ties to TRIM vector photo visible points
Ortho File Format	Tif/Tfw
Standard File Size	140 Mb average size uncompressed
QuickImage File Size	10 Mb average size complressed (*.ace)
Accuracy	+/- 10m 90%CE horizontal
Datum/Projection	NAD83, UTM Projection
Tiled by	BCGS NTS 1:20k grid tile (TRIM)
Pixel Resolution	1.0 metre

Area 'C' - Continental USA - USGS DOQQ's

General: This digital imagery coverage is ortho-rectified and geo-referenced from grayscale and colour infrared air photos acquired from 1985 to present. This imagery is tiled by the Digital Ortho Quarter Quadrant grid with over 200,000 files at a pixel resolution of 1 meter. This data forms approximately 85% coverage of continental USA as at the date of this agreement and is updated on a quarterly basis.

Data Type:	Raster
Data Format:	BMP, GeoTIFF, GIF, JPEC, TIFF, USGS DOQ
Data Projection:	UTM, State Plane, Lambert, EPSG Standards
Resolution:	X Axis - 1.0, Y Axis - 1.0, Units - meters

It is hereby acknowledged by both parties that the final and complete delivery of this dataset is beyond Pixxures reasonable control and therefore subject to change.

Coverage Map of Areas A, & B

Coverage Map of Area 'C' (USGS DOQQ is shown as light blue solid shading in USA only)

Pixxures DataPix
USGS DOQQ orthophoto image coverage
Online at June 27, 2002

SCHEDULE E

DISTRIBUTOR APPLICATION

Petroleum Place offers a suite of online data access and analysis applications - DataMap™ Enterprise, DataMap™ and DataMap™ Lite - providing quick, convenient, affordable online access to industry data. The DataMap™ line is the first commercial oil and gas data retrieval solution to leverage the power and economies of the Internet. Petroleum Place has been delivering oil and gas industry data online through DataMap™ since 1996.

DataMap™ Enterprise: A custom-designed intranet solution, integrating multiple public and proprietary data sources into a single user interface. Seamless integration with any internal system allows the user to simultaneously access in-house applications through this GIS interface. The data can be queried, saved, exported to other applications or shared.

DataMap™: A Web-based solution that provides access to leading public data sources through a user-friendly interactive map technology. DataMap™ is the one-stop source for the information and data required by the energy professional. Layers include Well Spots & Reports, Production Data including Cores, AOFs and DSTs, Crown Land, Gas Plants, Pipelines, Batteries, Grid & Culture, Rigs, Licenses, Land Sale Postings, Land Sale Results, Land Sale History (4 Years), Proprietary & Public Seismic Lines.

DataMap™ Lite: This version of DataMap™ is focused on activity and was designed for the service sector of the industry. Relevant data to service companies is provided with the same functionality as DataMap™, but does not include seismic, pipelines, or facilities information. Layers include Well Spots & Reports, Well Reports, Production Data including Cores, AOFs and DSTs, Grid & Culture, Rigs, Licenses, Land Sale Postings, Land Sale Results.

The DataMap™ suite is the most detailed and comprehensive set of GIS applications available for viewing Canadian public oil and gas information real-time over the Web. All information is color-coded with easy-to-recognize graphics and mouse-over information for well spots rigs, licenses, pipelines, facilities and land. Two other key features included in all versions of DataMap™ are Workspace Manager and Query Manager. The Workspace Manager enables the creation of custom views of the GIS interface based your chosen criteria in your geographic areas of interest. Data layers, reports, and geographic scales can be specified based on your needs. Query Manager is an intuitive search tool that enables users to quickly search for specific date using multiple criteria such as province, operator, contractor, well status, working interest, etc. Query results can be saved and viewed in a report, exported or posted directly on the map, for easy viewing.

SCHEDULE F

Pixxures & Distributors Fee Allocations

Distributor shall meet a minimum revenue target of $10,000 in customer sales within the first 12 months, and will allocate fees to Pixxures based on the following discount pricing available to the Distribution in their efforts to resell licensed WebPix portal services to the Distributors' customers. If the Distributor completes a sale with any customer that currently has a licensed WebPix portal service, then the Multiple Vendor discounted pricing will apply at a price equal to 20% of the suggested retail WebPix pricing and at the same corresponding user seat or BOE level. Of this Multiple Vendor discount price, 60% of fees will be retained by the Distributor and 40% allocated to Pixxures under the same payment terms as the standard distributor discount pricing.

Distributor Discount Pricing for Areas A & B:
	Alberta Seat License				BC Seat License
Concurrent User Seats	Any Single Alberta Region	Any Two Alberta Regions	Any Three Alberta Regions	All Alberta Regions	NEBC North Region	NEBC South Region	Both NEBC Regions	Total Alberta & BC
1 seat	$1,008		$$2,352	$3,360	$840	$700	$1,400	$4,760
1 to 2 seats	$1,176		$$2,744	$3,920	$924	$770	$1,540	$5,460
3 to 5 seats	$1,512		$$3,528	$5,040	$1,092	$910	$1,820	$6,860
6 to 10 seats	$2,352		$$5,488	$7,840	$1,680	$1,400	$2,800	$10,640
11 to 15 seats	$3,528		$$8,232	$11,760	$2,688	$2,240	$4,480	$16,240
16 to 20 seats	$5,544		$$12,936	$18,480	$4,032	$3,360	$6,720	$25,200
21 to 50 seats	$8,316		$$19,404	$27,720	$6,048	$5,040	$10,080	$37,800
50 to 100 seats	$12,390		$$28,910	$41,300	$9,005	$7,504	$15,008	$56,308
	Alberta Site License					BC Site License			Multiple Vendor
BOE/Day at Contract anniversary date	Any Single Alberta Regions	Any Two Alberta Regions	Any Three Alberta Regions	All Alberta Regions	NEBC North Region	NEBC South Region	Both NEBC Regions	Total WebPix Alberta & BC	Discounted Site License Price
Less than 1,999	$1,008	$1,680		$$3,360	$840	$700	$1,400	$4,760	$544
2,000 - 2,999	$1,176	$1,960		$$3,920	$924	$770	$1,540	$5,460	$64
3,000 -3,999	$1,344	$2,240		$$4,480	$1,008	$840	$1,680	$6,160	$704
4,000 - 4,999	$1,512	$2,520		$$5,040	$1,092	$910	$1,820	$6,860	$784
5,000 - 7,499	$2,016	$3,360		$$6,720	$1,428	$1,190	$2,380	$9,100	$1,040
7,5000 - 9,999	$2,352	$3,920		$$7,840	$1,680	$1,400	$2,800	$10,640	$1.216
10,000 - 14,999	$3,528	$5,880		$$11,760	$2,688	$2,240	$4,480	$16,240	$1,856
15,000 - 19,999	$5,544	$9,240		$$18,480	$4,032	$3,360	$6,720	$25,200	$2,880
20,000 - 29,999	$6,930	$11,550		$$23,100	$5,040	$4,200	$8,400	$31,500	$3,600
30,000 - 49,999	$7,207	$12,012		$$24,024	$5,242	$4,368	$8,736	$32,760	$3,744
50,000 - 79,999	$7,484	$12,474		$$24,948	$5,443	$4,536	$9,072	$34,020	$3,888
80,000 - 104,999	$7,782	$12,936		$$25,872	$5,645	$4,704	$9,408	$35,280	$4,032
105,000 - 134,999	$8,039	$13,398		$$26,796	$5,846	$4,872	$9,744	$36,540	$4,176
135,000 - 164,999	$8,316	$		$$27,720	$6,048	$5,040	$10,080	$37,800	$4,320
165,000 - 199,999	$8,593	$14,322		$$28,644	$6,250	$5,208	$10,416	$39,060	$4,464
200,000 - 299,999	$8,870	$14,784		$$29,568	$6,451	$5,376	$10,752	$40,320	$4,608
300,000 - 399,999	$9,148	$15,246		$$30,492	$6,653	$5,544	$11,088	$41,580	$4,752
400,000 - 499,999	$9,425	$15,708		$$31,416	$6,854	$5,712	$11,424	$42,840	$4,896
500,000 - 599,999	$9,702	$16,170		$$32,340	$7,056	$5,880	$11,760	$44,100	$5,040
600,000 - 699,999	$10,187	$16,979		$$33,967	$7,409	$6,174	$12,348	$46,305	$5,292
700,000 - 799,999	$10,695	$17,826		$$35,651	$7,778	$6,482	$12,964	$48,615	$5,556
800,000 - 899,999	$11,231	$18,718		$$37,436	$8,169	$6,808	$13,615	$51,051	$5,834
900,000 - 999,999	$11,792	$19,853		$$39,305	$8,576	$7,147	$14,294	$53,599	$6,126
>1,000,000	$12,390	$20,650		$$41,300	$9,005	$7,504	$15,008	$56,308	$6,435

Multiple vendor pricing is at 20% (80% discount) of above prices, if client is already a WebPix client

Distributor Discount Pricing for Area C
Annual Pricing - priced by user seat

WebPix OrthoPhotos - USGS DOQQ

	USA Seat License
Concurrent User Seats	USA Seat License	USA Seat License	Distributor Discount Price
	USD	CDN	CDN
1 seat	$2,000	$3,175	$2,222
2 seats	$3,000	$4,762	$3,333
3 to 5 seats	$4,000	$6,349	$4,444
6 to 25 seats	$5,000	$7,937	$5,556
26 to 50 seats	$6,000	$9,524	$6,667
51 to 100 seats	$7,000	$11,111	$7,778
101 + seats = site	custom quote	$-	$-

Notes:

All annual subscription fees are payable in advance to Pixxures upon service initiation. Distributors are subject to a $10,000 CDN setup fee payable upon agreement endorsement to Pixxures.